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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 HANSON, GAIL L.
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   (Last)                           (First)             (Middle)

                            401 WEST MICHIGAN STREET
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                                    (Street)

                               MILWAUKEE, WI 53203
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         COBALT CORPORATION (NYSE: CBZ)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 January 2, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President, CFO, Treasurer and Secretary
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                 01/02/03                A               12,000      A               14,936.968     D
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Common Stock                                                                                      3,022.62*     I     By 401(k) Plan
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*    Shares of common stock held in the reporting person's 401(k) plan as of March 31, 2001.
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or              3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
              Exer-           Deemed   4.       Securities    Date              Securities        Price    cially    ity:    In-
              cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of      action  Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of      Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative    ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security      Secur-  Day/    Day/     ------   ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)    ity     Year)   Year)    Code V    (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
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Employee
Stock Option
(right
to buy)       $12.19                                          07/01/95(1) 07/01/06  *    5,000             5,000     D
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Employee
Stock Option
(right
to buy)       $9.61                                           06/12/97(1) 06/11/08  *    2,000             2,000     D
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Employee
Stock Option
(right
to buy)       $15.95                                          06/12/98(1) 06/11/09  *    5,000             5,000     D
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Employee
Stock Option
(right
to buy)       $7.1875                                         09/28/99(1) 09/27/10  *    38,600            38,600    D
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Employee
Stock Option
(right
to buy)       $8.50                                           01/26/00(1) 01/26/11  *    18,000            18,000    D
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Employee
Stock Option
(right
to buy)       $4.3125                                         01/03/01(1) 01/02/12  *    121,200           121,200   D
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Employee
Stock Option
(right
to buy)(2)    $8.20                                           03/25/03(1) 03/25/14  *    125,000           125,000   D
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Employee
Stock Option
(right
to buy)(2)    $14.10  01/02/03         A         50,000       01/02/04(1) 12/31/15  *    50,000            50,000    D
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====================================================================================================================================
Explanation of Responses:

*   Common Stock
(1) The option vests in four equal annual installments beginning the first anniversary after the date of grant.
(2) Grant to reporting person of option to buy shares of common stock under the Cobalt Corporation Equity Incentive Plan.

                                                                                  GAIL L. HANSON


**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                       /s/ Gail L. Hanson                       01/06/03
                                                                                  -------------------------------------   ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ** Signature of Reporting Person           Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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